Exhibit 99.1

Reading International Acquires Anderson Cinema Complexes in Australia

     Los Angeles, California, — (PR NEWSWIRE) – June 3, 2004 – Reading International, Inc. (“Reading”) (AMEX: RDI) announced today that it has contracted to acquire substantially all of the cinema assets of Australia-based Anderson Cinemas.

     The cinemas under contract include:

          In Melbourne:

a.	the 10-screen Epping Cinema;

b.	the 5-screen Melton Cinema;

c.	the 5-screen Sunbury Cinema;

d.	the 2-screen Colac Cinema;

          In Sydney:

a.	the 8-screen Rhodes Peninsula Cinema (currently under construction); and

          In Adelaide:

a.	the 7-screen West Lakes Cinema (currently under construction).

     It is currently anticipated that the West Lakes Cinema and the Rhodes Peninsula Cinema will open for business in November of this year. With the exception of the Colac Cinema, each of these cinemas is a modern state-of-the-art stadium-design multiplex cinema.

     At the present time, Reading operates 13 cinemas with 93 screens in Australia; when complete, this acquisition will increase our holdings to 19 cinemas with 130 screens in Australia. Worldwide, prior to this acquisition, we operated 29 cinemas with 204 screens; on completion of the acquisition, we will operate 35 cinemas with 241 screens.

     Based on current management projections, it is presently estimated that the acquired cinemas (upon the opening of West Lakes and Rhodes Peninsula) will produce gross revenues of approximately AUS$19.5 million, cinema cash flow of approximately AUS$2.8 million annually under Reading’s banner, and yield a return on investment of over 20%.

About Reading International, Inc.

     Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of (1) the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico; (2) the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and (3) the development, ownership and operation of commercial real estate in Australia, New Zealand and the

United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand.

     Reading manages its worldwide cinema business under various different brands, in the United States, under the Reading, Angelika Film Center (http://angelikafilmcenter.com/) and City Cinemas brands, in Australia, under the Reading brand (http://www.readingcinemas.com.au/), in New Zealand, under the Reading (http://www.courtenaycentral.co.nz/) and Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands, and in Puerto Rico, under the CineVista brand.

     On July 1, 2003 Reading International, Inc. joined the Russell 3000 ® Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000 ® . The largest 1,000 companies in the ranking comprise the Russell 1000 ® Index while the remaining 2,000 companies become the widely used Russell 2000 ® Index. Based on these criteria, Reading International now forms part of the Russell 2000 ® Index.

     Statements in this release about the Company’s future financial performance, customer relationships, initiatives to develop new cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of film, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the Company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235-2240